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                                                                   EXHIBIT 10.23




January 13, 1997




__________________________
__________________________
Mac Frugal's Bargains o Close-outs Inc.
2430 East Del Amo Boulevard
Dominguez, CA 90220


Dear ___:

At our last board meeting, we approved an additional long-term cash incentive over and above the annual cash incentive program.

Conditions of this additional incentive are as follows:

1. If for the three fiscal years ending January, 2000, the combined reported earnings per share total $___, you will receive an additional one year of your then base salary, payable in April, 2000.

2. To receive this bonus, you must hold an officer position for the three applicable years.

3. If you leave the company or are terminated, there will be no pro-rata payment.

4. If there is a change of control whereby one stockholder acquires greater than 50% of the outstanding stock, you will receive a pro-rata payment. This pro-rata payment will be your then base salary multiplied by months into the three year program at time of change of control divided by 36. Payment will be made within one month of change of control taking place.

5.       Please countersign this letter and return it to Ariane
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Gipson.


Good luck!



_____________________________                          ________________________
Peter S. Willmott                                      Officer
Chairman of the Board